press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate July 27, 2007	contact	Ann Marie Luhr 716-687-4225

MOOG’S THIRD QUARTER EPS INCREASE 18%

East Aurora, NY, Moog Inc. (NYSE: MOG.A and MOG.B) announced today third quarter earnings of $25.6 million or 59 cents per share, an increase of 18% over 50 cents per share a year ago. Sales for the quarter of $404 million were up 21% from $333 million last year.

On a year-to-date basis, Moog’s earnings per share were $1.72 up 18% from $1.46 in the year previous. Sales for the year of $1.145 billion were up 19% from a year ago.

Aircraft Segment sales of $150 million were up over 15% from the same quarter last year. Sales of original equipment for use on Boeing commercial transports increased $10.3 million as the Company added the new 787 to its 7-Series production. Commercial aftermarket was up 21% to nearly $25 million reflecting increased activity in sales for commercial transports and business jets.

Space and Defense revenues of $48 million were up 32% from a year ago driven by sales increases in the defense controls product line. Demand for propulsion controls for commercial satellites and mechanisms for military satellites and scientific programs also contributed.

Industrial Segment sales of $112 million were up $12 million or 12% compared to last year. Sales of controls for plastics machinery and metal forming presses reflected strong demand from European customers.

In the Components Segment, sales of $73 million were up 19% for the quarter with sales increases realized in every market area. Aircraft sales of $25 million were higher on deliveries for a broad range of customers and programs including the Blackhawk and CH-47 helicopters. The medical and marine markets also showed significant sales gains.

Just over a year ago, the Company formed the Medical Devices segment. Sales in this area were $22 million for the quarter for Curlin infusion pumps, Zevex enteral nutrition pumps, sensors, and accessories. Net operating profit was $.8 million after purchase accounting adjustments.

The current backlog of $731 million is up 15% from the same quarter a year ago.

“This was another great quarter,” said R. T. Brady, Chairman and CEO. “Business is strong in all of our major market areas. The activity level in the Company is very high. Everyone is challenged and everyone’s responding and the results show it.”

Revised guidance for the year ending in September ’07 includes a sales forecast of $1.542 billion and net earnings of $100.6 million. Earnings per share are forecasted at $2.33, an 18% increase over fiscal ’06.

The Company also provided its initial projection for fiscal ’08. Sales are forecasted in the range of $1.710 billion to $1.730 billion, net earnings in the range of $115 million to $118 million, and earnings per share between $2.63 and $2.71. The mid-point of the EPS range at $2.67 would be a 15% increase over results projected for fiscal ’07.

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industry machinery, and medical equipment. Additional information about the Company’s quarter ended June 30, 2007 can be found on its website, www.moog.com.

Cautionary Statement

Information included herein or incorporated by reference that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products, industrial capital goods and medical devices, (ii) our dependence on government contracts that may not be fully funded or may be terminated, (iii) our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales, (iv) the possibility that the demand for our products may be reduced if we are unable to adapt to technological change, (v) intense competition which may require us to lower prices or offer more favorable terms of sale, (vi) our significant indebtedness which could limit our operational and financial flexibility, (vii) the possibility that new product and research and development efforts may not be successful which could reduce our sales and profits, (viii) increased cash funding requirements for pension plans, which could occur in future years based on assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates, (ix) a write-off of all or part of our goodwill, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements, (x) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting, (xi) the potential for cost overruns on development jobs and fixed price contracts and the risk that actual results may differ from estimates used in contract accounting, (xii) the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business, (xiii) our ability to successfully identify and consummate acquisitions, and integrate the acquired businesses and the risks associated with acquisitions, including that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with the acquired businesses for which we are not indemnified, (xiv) our dependence on our management team and key personnel, (xv) the possibility of a catastrophic loss of one or more of our manufacturing facilities, (xvi) the possibility that future terror attacks, war or other civil disturbances could negatively impact our business, (xvii) our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes, (xviii) the possibility that government regulation could limit our ability to sell our products outside the United States, (xix) the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation, (xx) the possibility that litigation may result unfavorably to us, (xxi) foreign currency fluctuations in those countries in which we do business and other risks associated with international operations and (xxii) the cost of compliance with environmental laws. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

MOOG INC. CONSOLIDATED STATEMENTS OF EARNINGS (dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006

Net sales	$403,789	$333,463	$1,144,684	$965,743
Cost of sales	261,922	224,710	753,646	652,495
Gross profit	141,867	108,753	391,038	313,248

Research and development	28,299	18,190	76,192	47,777
Selling, general and administrative	68,566	53,456	186,061	158,398
Interest	8,348	5,725	20,415	16,222
Other	909	121	985	759
	106,122	77,492	283,653	223,156

Earnings before income taxes	35,745	31,261	107,385	90,092

Income taxes	10,169	10,019	33,258	30,591

Net earnings	$25,576	$21,242	$74,127	$59,501

Net earnings per share
Basic	$0.60	$0.51	$1.75	$1.48
Diluted	$0.59	$0.50	$1.72	$1.46

Average common shares outstanding
Basic	42,476,094	41,730,254	42,405,088	40,099,743
Diluted	43,225,110	42,444,350	43,114,907	40,798,377

Note - The Company’s financial statements include thirteen weeks for the three months ended June 30, 2007 and July 1, 2006 and 39 weeks for the nine months ended June 30, 2007 compared to 40 weeks for the nine months ended July 1, 2006.

MOOG INC. CONSOLIDATED SALES AND OPERATING PROFIT (dollars in thousands)

	Three Months Ended		Nine Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Net Sales
Aircraft Controls	$149,801	$129,899	$426,294	$384,614
Space and Defense Controls	47,835	36,134	138,700	112,154
Industrial Controls	111,694	99,541	324,757	286,361
Components	72,764	61,251	210,514	175,976
Medical Devices	21,695	6,638	44,419	6,638
Net sales	$403,789	$333,463	$1,144,684	$965,743

Operating Profit and Margins
Aircraft Controls	$15,825	$15,631	$43,705	$47,905
	10.6%	12.0%	10.3%	12.5%
Space and Defense Controls	6,163	3,609	18,663	10,072
	12.9%	10.0%	13.5%	9.0%
Industrial Controls	15,395	12,006	43,673	35,241
	13.8%	12.1%	13.4%	12.3%
Components	10,877	10,065	33,831	28,535
	14.9%	16.4%	16.1%	16.2%
Medical Devices	829	(239)	4,112	(239)
	3.8%	(3.6%)	9.3%	(3.6%)
Total operating profit	49,089	41,072	143,984	121,514
	12.2%	12.3%	12.6%	12.6%

Deductions from Operating Profit
Interest expense	8,348	5,725	20,415	16,222
Stock compensation expense	530	507	2,730	2,994
Corporate expenses and other	4,466	3,579	13,454	12,206
Earnings before Income Taxes	$35,745	$31,261	$107,385	$90,092

MOOG INC. CONSOLIDATED BALANCE SHEETS (dollars in thousands)

	June 30, 2007	September 30, 2006

Cash	$58,706	$57,821
Receivables	398,974	333,492
Inventories	341,488	282,720
Other current assets	58,593	54,068
Total current assets	857,761	728,101
Property, plant and equipment	369,202	310,011
Goodwill	511,105	450,971
Other non-current assets	162,829	118,571
Total assets	$1,900,897	$1,607,654

Notes payable	$6,483	$17,119
Current installments of long-term debt	4,850	1,982
Contract loss reserves	14,282	15,089
Other current liabilities	288,119	273,416
Total current liabilities	313,734	307,606
Long-term debt	536,456	367,457
Other long-term liabilities	193,489	169,735
Total liabilities	1,043,679	844,798
Shareholders' equity	857,218	762,856
Total liabilities and shareholders' equity	$1,900,897	$1,607,654